UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	November 28, 2007

A.C. Moore Arts & Crafts, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-23157	22-3527763

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 A.C. Moore Drive, Berlin, NJ	08009

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(856) 768-4930

Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 28, 2007, A.C. Moore Arts & Crafts, Inc. (the “Company” or “A.C. Moore”) entered into a letter agreement with Joseph A. Jeffries to serve as the Company’s Executive Vice President of Operations effective as of November 28, 2007 (the “effective date”). The material terms of the letter agreement with Mr. Jeffries are described below.
Previously, Mr. Jeffries, 42, served as Vice President, Store Operations, Space Planning and Visual Merchandising for Office Depot, Inc., a global supplier of office products and services, a position he held from 2004 to November 2007. During 2004 and 2005, he also served as Vice President, Store and Copy Center Operations of Office Depot. From 1999 to 2003, Mr. Jeffries served in the following capacities at Office Depot: Director, Store Prototype Development; Director, Store Operations; and Senior Manager, Store Processes. Prior to his employment with Office Depot, Mr. Jeffries held management positions with Home Quarters Warehouse, Inc., a home improvement retail chain.
Mr. Jeffries will receive a base salary of $280,000 per year. On the effective date, Mr. Jeffries will receive a cash sign-on lump sum retention bonus of $120,000. Mr. Jeffries earns one-twenty fourth of this retention bonus for each month that he remains employed by A.C. Moore. If A.C. Moore terminates his employment for cause (as defined in the letter agreement) or Mr. Jeffries resigns for any reason, Mr. Jeffries must repay the unearned portion of the retention bonus. In 2008 and no later than March 31, 2008, Mr. Jeffries will receive a guaranteed cash lump sum bonus of $17,500. Mr. Jeffries will also be entitled to participate in A.C. Moore’s annual incentive bonus plan and long-term incentive compensation plan as administered by the Compensation Committee of the Board of Directors.
On the effective date, Mr. Jeffries was granted 5,000 shares of performance accelerated restricted stock (“PARS”) and 5,000 stock-settled stock appreciation rights (“SARs”) under the Company’s 2007 Stock Incentive Plan. The PARS vest in three equal installments upon the Company’s achievement of certain financial performance targets and vest in full on the date that is four years from the grant date, if not earlier vested. The SARs have an exercise base price equal to the Nasdaq closing price of A.C. Moore’s common stock on the effective date, vest in three equal annual installments and expire seven years from the grant date, if not earlier terminated or exercised in full. Equity granted to Mr. Jeffries will vest upon a change in control in accordance with the 2007 Stock Incentive Plan.
Mr. Jeffries is entitled to paid vacation and expense reimbursement consistent with A.C. Moore’s policies, and all medical, insurance, retirement and other benefits maintained for A.C. Moore’s officers. He will receive relocation benefits, including without limitation, reimbursement for commission costs on the sale of his house, payment for temporary housing for the 120-day period starting on the effective date and bi-weekly round trip travel for him or his spouse in connection with his relocation for the 120-day period starting on the effective date. Mr. Jeffries earns one-twenty fourth of the amount of the relocation benefits for each month that he remains employed by A.C. Moore. If A.C. Moore terminates his employment for cause (as defined in the letter agreement) or Mr. Jeffries resigns for any reason, Mr. Jeffries must repay the unearned portion of the relocation benefits.
If A.C. Moore terminates his employment without cause, Mr. Jeffries is entitled to receive base salary and insurance benefits through the sixth-month anniversary of the termination date. In the event Mr. Jeffries remains unemployed after six months from his termination date, he will receive an additional month of severance and insurance benefits for each month he remains unemployed, up to a maximum of six additional months. Payment of the foregoing is subject to execution by Mr. Jeffries of a release of any and all claims against the Company. Mr. Jeffries’ employment with the Company is at-will.
Mr. Jeffries’ letter agreement contains restrictive covenants relating to non-competition and non-solicitation. Mr. Jeffries may not compete with, solicit employees from or interfere with business relationships of A.C. Moore for 12 months after termination of his employment. The non-competition provision prohibits Mr. Jeffries from engaging in any business competing with A.C. Moore’s business as such business exists or is in process on the date of the termination of his employment, within a 50-mile radius of any geographical location in which A.C. Moore engages or actively plans to engage in such business.
The foregoing summary of the letter agreement is not intended to be complete, and is qualified in its entirety by reference to the letter agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference into this Item 5.02.

Item 7.01	Regulation FD Disclosure.
On November 28, 2007, the Company issued a press release announcing the appointment of Joseph A. Jeffries as its Executive Vice President of Operations. This press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Letter Agreement dated November 28, 2007 with Joseph A. Jeffries.

99.1	Press release dated November 28, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. MOORE ARTS & CRAFTS, INC.
Date: November 28, 2007	By:	/s/ Amy Rhoades
		Name:	Amy Rhoades
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement dated November 28, 2007 with Joseph A. Jeffries.

99.1	Press release dated November 28, 2007.